UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 15, 2014

Corium International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36375	38-3230774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

235 Constitution Drive, Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 298-8255
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2014, Gary Cleary resigned from the Board of Directors (the “Board”) of Corium International, Inc. (the “Company”) effective immediately.

On September 16, 2014, the Board appointed Paul Goddard Ph.D. as a member of the Board to serve as a Class I director whose term will expire at the Company’s 2015 annual meeting of stockholders. There are no arrangements or understandings with any person pursuant to which Dr. Goddard was appointed as a member of the Board. The Board intends to approve the compensation arrangement for Dr. Goddard’s service as a member of the Board, including an annual retainer and an equity award, at a future date.

At this time, Dr. Goddard has not been appointed to any committees of the Board. The Company will file an amendment to this Form 8-K to disclose any such appointments after they are made.

In addition to the compensation that Dr. Goddard will receive in connection with his appointment as a member of the Board, the Company intends to enter into a standard form of indemnification agreement with him. The indemnification agreement may require the Company, among other things, to indemnify Dr. Goddard against liabilities that may arise by reason of his status or service and also may require the Company to advance all expenses incurred by him if he has to investigate or defend any such action, suit or proceeding. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-194279), as originally filed with the Securities and Exchange Commission on March 3, 2014, as subsequently amended.

Dr. Goddard is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated September 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIUM INTERNATIONAL, INC.

Date: September 17, 2014	By:	/s/ Peter D. Staple
Peter D. Staple
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Press release dated September 17, 2014.